Exhibit 99.1
SandRidge Energy, Inc. Reports Fourth Quarter and Full Year 2007 Financial and Operational Results
Oklahoma City, Oklahoma, March 3, 2008 — SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the fourth quarter and year ended December 31, 2007. The highlights of the quarter and year were:
Fourth Quarter:
•	Income available to common stockholders of $4.9 million, or $0.04 per share, versus a loss applicable to common stockholders of $7.3 million, or ($0.09) per share, in fourth quarter 2006

•	Natural gas and crude oil production of 20.4 Bcfe, up 152% compared to production of 8.1 Bcfe in fourth quarter 2006

•	Operating cash flow (1) of $109.2 million, up 520% from fourth quarter 2006

•	Adjusted EBITDA (2) of $135.3 million, an increase of 330% from fourth quarter 2006

•	Proved reserves at quarter end of 1.516 Tcfe, up 19% from 2007 third quarter end of 1.272 Tcfe
Full Year:
•	Income available to common stockholders of $10.3 million, or $0.09 per share, versus $11.7 million, or $0.16 per share, for full year 2006

•	Total natural gas and crude oil production of 64.2 Bcfe, an increase of 320% compared to 2006 production of 15.3 Bcfe

•	Operating cash flow of $295.6 million, up 255% from 2006

•	Adjusted EBITDA of $394.9 million, an increase of 273% from 2006

•	Proved reserves at year end of 1.516 Tcfe, up 51% from year-end 2006 of 1.002 Tcfe
For fourth quarter 2007, SandRidge reported income available to common stockholders of $4.9 million, or $0.04 per share fully diluted. This compares to a loss applicable to common stockholders in fourth quarter 2006 of $7.3 million, or ($0.09) per share fully diluted. Adjusted net income available to common stockholders (3) was $11.1 million, or $0.09 per share fully diluted, in fourth quarter 2007. This compares to adjusted net loss applicable to common stockholders (3) of $4.1 million, or ($0.05) per share fully diluted, in fourth quarter 2006. Operating cash flow was $109.2 million in fourth quarter 2007, which is up 520% from $17.6 million in fourth quarter 2006. Adjusted EBITDA was $135.3 million in fourth quarter 2007, as compared to $31.4 million in fourth quarter 2006. Income from operations was $48.5 million for fourth quarter 2007, an increase of $41.3 million from fourth quarter 2006. The increases in 2007 relative to 2006 were a result of the acquisition of NEG Oil & Gas, LLC (“NEG”) in November 2006 and the company’s successful drilling program in the West Texas Overthrust (“WTO”) during 2007.
“We are very pleased with our fourth quarter operating results. We continue to see our production increase, reserves increase, per unit production costs decline and our finding costs of $1.39 per Mcfe came in better than we expected,” stated Tom L. Ward, Chairman and CEO of SandRidge. “Last year, 2007, was a year of expansion. We were able to prove that the Piñon Field could be exploited and that our production could grow as the field expanded. We were also accepted by both equity and fixed

(1)	Operating cash flow is net cash provided by (used in) operating activities before changes in operating assets and liabilities. See Non-GAAP Financial Measures.

(2)	Adjusted EBITDA is earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items. See Non-GAAP Financial Measures.

(3)	Adjusted net income available (loss applicable) to common stockholders is income available (loss applicable) to common stockholders, excluding the unrealized impact of natural gas and crude oil derivative contracts, net of tax. See Non-GAAP Financial Measures.

income investors during a year that was very active for us in the capital markets. As we look to 2008, we anticipate a year of exploration, as we drill several wells away from the Piñon Field while continuing to drill development wells within Piñon.”
Income available to common stockholders for full year 2007 was $10.3 million, or $0.09 per share fully diluted. In 2006, income available to common stockholders was $11.7 million, or $0.16 per share. The decrease in income available to common stockholders was a result of increased interest expense, preferred stock dividends and income taxes. On a per share basis, the decrease in income available to common stockholders was also due to an increase in the number of shares outstanding resulting from the company’s initial public offering in fourth quarter 2007 and a private placement of common stock in first quarter 2007. At December 31, 2007, we had 140.4 million common shares outstanding as compared to 91.6 million at December 31, 2006. Adjusted net loss applicable to common stockholders was $6.2 million, or ($0.06) per share fully diluted, in 2007, compared to adjusted net income available to common stockholders of $13.0 million, or $0.17 per share fully diluted, in 2006. Operating cash flow was $295.6 million in 2007, up from $83.3 million in 2006, an increase of 255%. Adjusted EBITDA for 2007 was $394.9 million, an increase of 273%, versus $105.8 million for 2006. Income from operations for full year 2007 was $186.9 million as compared to $37.0 million in 2006. This increase in 2007 was principally due to a 320% increase in natural gas and crude oil production.
Total proved reserves for SandRidge as of December 31, 2007 were 1.516 Tcfe. This was a 19% increase from September 30, 2007 proved reserves of 1.272 Tcfe, and a 51% increase from year-end 2006 proved reserves of 1.002 Tcfe. For year-end 2007, approximately 97% of the total proved reserves were prepared by third-party engineers, Netherland, Sewell & Associates and DeGolyer & McNaughton. The 2007 additions came substantially from extensions and discoveries, performance revisions and, to a lesser extent, acquisitions and pricing revisions. Drilling finding costs were $1.39 per Mcfe for fourth quarter 2007 and $1.61 per Mcfe for full year 2007. The all-in finding costs, which include drilling, acquisitions, land and seismic costs, were $1.69 per Mcfe for fourth quarter 2007 and $1.99 per Mcfe for full year 2007. The year-end 2007 estimated future net cash flows from proved reserves, discounted at an annual rate of 10% (“PV-10”), was $3.55 billion, an increase of 105% from year-end 2006 of $1.73 billion. At December 31, 2007 and 2006, the standardized measure of discounted cash flows, which includes the effects of discounted income taxes of $0.83 billion and $0.29 billion, respectively, was $2.72 billion and $1.44 billion, respectively.

Operating Highlights

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Production:
Natural gas (Mmcf)	16,810	6,554	51,958	13,410
Crude oil (MBbl)	601	252	2,042	322
Natural gas equivalent (Mmcfe)	20,418	8,067	64,211	15,342
Daily Production (Mmcfe)	222	88	176	42

Average price per unit:
Realized natural gas price per Mcf — as reported	$6.41	$6.24	$6.51	$6.19
Realized impact of derivatives per Mcf	0.92	—	0.67	1.06

Net realized price per Mcf	$7.33	$6.24	$7.18	$7.25

Realized crude oil price per Bbl — as reported	$83.60	$55.15	$68.12	$56.61
Realized impact of derivatives per Bbl	(0.10)	—	(0.02)	—

Net realized price per Bbl	$83.50	$55.15	$68.10	$56.61

Realized price per Mcfe — as reported	$7.74	$6.80	$7.45	$6.60

Net realized price per Mcfe — including impact of derivatives per Mcfe	$8.49	$6.80	$7.98	$7.52

Average cost per Mcfe:
Lease operating	$1.40	$1.68	$1.65	$2.29
Production taxes	0.35	0.26	0.30	0.30
General and administrative:
General and administrative, excluding stock-based compensation	0.67	2.85	0.85	3.06
Stock-based compensation	0.11	0.08	0.11	0.57
Depletion	2.83	1.54	2.70	1.72

Lease Operating Cost by Region per Mcfe:
Offshore operations	3.08	2.80	3.15	2.80
Tertiary recovery operations	16.21	11.72	13.09	13.02
Excluding offshore and tertiary recovery	1.14	1.36	1.38	2.01

Earnings Per Share:
Income (loss) per share available (applicable) to common stockholders
Basic	$0.04	$(0.09)	$0.09	$0.16
Diluted	0.04	(0.09)	0.09	0.16
Adjusted net income (loss) per share available (applicable) to common stockholders
Basic	0.09	(0.05)	(0.06)	0.18
Diluted	0.09	(0.05)	(0.06)	0.17
Weighted average number of common shares outstanding (thousands)
Basic	127,047	79,756	108,828	73,727
Diluted	128,478	79,756	110,041	74,664
Fourth Quarter 2007 Results
Revenue: Total revenue increased 72% to $215.7 million for the three months ended December 31, 2007 from $125.1 million in the same period in 2006. This increase was primarily due to a $103.3 million increase in natural gas and crude oil sales and a $4.9 million increase in midstream gas services, partially offset by lower revenues in drilling and oil field services and other segments.
Total natural gas and crude oil revenues increased $103.3 million to $158.1 million for the three months ended December 31, 2007 compared to $54.8 million for the same period in 2006, primarily as a result of an increase in natural gas and crude oil production volumes. Total natural gas production increased 155% to 16.8 Bcf in fourth quarter 2007 compared to 6.6 Bcf in the same period in 2006, while crude oil production increased 138% to 601 MBbls in 2007 from 252 MBbls in 2006. The increases were due to the NEG acquisition and successful drilling in the WTO. The average price received for natural gas and crude oil production increased 14% in the three months ended December 31, 2007 to $7.74 per Mcfe compared to $6.80 per Mcfe in the same period in 2006, excluding the impact of natural gas and crude oil derivative contracts. Including the realized impact of natural gas and crude oil derivative contracts, the average price received for natural gas and crude oil production was $8.49 per Mcfe for the three months ended December 31, 2007 compared to $6.80 per Mcfe for the same period in 2006.
Drilling and services revenue decreased 51% to $16.3 million for the three months ended December 31, 2007 compared to $33.3 million in the same period in 2006. The decline in revenues is primarily attributable to an increase in the number of rigs operating on the company’s properties and an increase in ownership interest in its natural gas and crude oil properties. The number of operational rigs owned increased to 25.0 (average for the three months ended December 31, 2007) in 2007 compared to 24.7 (average for the three months ended December 31, 2006) in 2006, and the average daily revenue per rig, after considering the effect of the elimination of intercompany usage, was essentially unchanged at approximately $17,000 per day.
Midstream and marketing revenue increased $4.9 million, or 15%, with revenues of $36.6 million in the three month period ended December 31, 2007 as compared to $31.7 million in the same period in 2006. The company earns this revenue through the transporting and marketing of third-party natural gas. The change is due to increased production in the WTO.
Other revenue, which is generated primarily by CO2 gathering and sales operations, decreased to $4.7 million for the three months ended December 31, 2007 from $5.2 million for the same period in 2006. This decrease was due to the increase in well ownership from the NEG acquisition. Prior to the NEG acquisition, SandRidge generated other revenue from services provided to NEG.
Operating Costs and Expenses: Total operating costs and expenses increased to $167.2 million for the three months ended December 31, 2007 compared to $117.8 million for the same period in 2006 due to increases in production-related costs and midstream and marketing operations as well as an increase in corporate staff. These increases were partially offset by a decrease in costs attributable to third-party drilling and services as well as a gain on natural gas and crude oil derivative contracts of $5.5 million as compared to a loss of $3.9 million in the comparable period in 2006.
Production expense includes the costs associated with exploration and production activities, including lease operating expense and processing costs. Production expenses increased $15.0 million due to increased production from 2007 drilling activity, the addition of the NEG properties and an increase in lease operating expense due to an increase in the number of operated wells. Production taxes increased $5.2 million, or 248%, to $7.2 million primarily due to increased gas production as a result of 2007 drilling activity and the addition of the NEG properties in 2006.
Drilling and services expenses decreased 48% for the three months ended December 31, 2007 as compared to the same period in 2006 primarily because of the increase in the number and working interest ownership of wells drilled for the company’s own account.
Midstream and marketing expenses increased 12% for the three months ended December 31, 2007 as compared to the same period in 2006. This increase is due to increased production in the WTO. The increase was partially offset by the NEG acquisition in November 2006, which decreased midstream gas service revenue as more gas was transported for the company’s own account.
Depreciation, depletion and amortization (“DD&A”) for natural gas and crude oil properties increased to $57.7 million for the three months ended December 31, 2007 from $12.4 million in the same period in 2006. DD&A per Mcfe increased $1.29 to $2.83 in fourth quarter 2007 from $1.54 in the comparable period in 2006. The increase is primarily attributable to the NEG acquisition, which increased depreciable properties by the purchase price plus future development costs and increased production. Production increased 152% to 20.4 Bcfe from 8.1 Bcfe in 2006.
DD&A for other assets consists primarily of depreciation of drilling rigs and other equipment. The increase in DD&A for drilling and oil field services equipment was due primarily to the increase in the number of rigs the company owned.
General and administrative expenses decreased $7.6 million to $16.0 million for the three months ended December 31, 2007 from $23.6 million for the comparable period in 2006. The decrease was principally attributable to a $5.5 million legal settlement in 2006, partially offset by a $3.4 million increase in corporate salaries and wages due to an increase in corporate and support staff in 2007. As of December 31, 2007, SandRidge had 2,227 employees as compared to 1,443 at December 31, 2006. General and administrative expenses include non-cash stock compensation expenses of $2.2 million for fourth quarter 2007, compared to $0.6 million for fourth quarter 2006. Also in 2007, the company capitalized $4.6 million of general and administrative expenses. No general and administrative expenses were capitalized in 2006. In accordance with the full-cost method of accounting, the company capitalizes internal costs that can be directly identified with acquisition, exploration and development activities and does not include any costs related to production, general corporate overhead or similar activities.
For the three month period ended December 31, 2007, the company recorded a gain of $5.5 million ($9.8 million unrealized loss and $15.3 million realized gain) on natural gas and crude oil derivative contracts compared to a $3.9 million loss, which was unrealized, for the comparable period in 2006. SandRidge selectively enters into natural gas swaps and basis swaps by capitalizing on perceived spikes in the price of natural gas or favorable basis differences between the NYMEX price and natural gas prices at its principal West Texas pricing point of Waha Hub. Unrealized gains or losses on natural gas and crude oil derivative contracts represent the change in fair value of open derivatives positions during the period. The change in fair value is principally measured based on period-end prices as compared to the prior period-end prices or the contract price for contracts entered into during the period. The unrealized loss recorded in the three month period ended December 31, 2007 was attributable to an increase in average natural gas prices at December 31, 2007 as compared to the average natural gas prices at September 30, 2007 or the various contract dates.
Other Income (Expense): Total other expense increased to $25.8 million in the three month period ended December 31, 2007 from $11.2 million in the three month period ended December 31, 2006. Interest income increased to $1.2 million for the three months ended December 31, 2007 from $0.7 million for the same period in 2006. This increase was due to interest income from the investment of excess cash after the initial public offering and the repayment of debt. Interest expense, net of capitalized interest of $0.8 million, increased to $28.6 million for the three months ended December 31, 2007 from $12.8 million for the same period in 2006. The company capitalized interest of $0.4 million in fourth quarter 2006. This increase was attributable to increased average debt balances.
The minority interest is derived from Cholla Pipeline, LP, Sagebrush Pipeline, LLC and Integra. Minority interest income increased to $0.6 million in fourth quarter 2007 due to increased gas processing at these facilities. The company acquired the remaining minority interest in Integra in fourth quarter 2007.
During the three months ended December 31, 2007, income from equity investments was $1.0 million as compared to $0.9 million in the comparable period in 2006. This increase was attributable to income from the company’s operating interest in the Grey Ranch processing plant which has experienced increased profitability due to higher levels of utilization during 2007 as compared to the same period in 2006.
Income Tax Expense (Benefit): The company reported an income tax expense of $8.5 million for the three months ended December 31, 2007, as compared to an income tax benefit of $0.7 million for the same period in 2006. The current period income tax expense represents an effective income tax rate of 38% as compared to 17% in the comparable period in 2006. The lower effective income tax rate in 2006 was attributable to favorable percentage depletion deductions during that period. For federal income tax reporting purposes, the company had $6.8 million of net operating loss carryforwards at December 31, 2007. Generally, for financial reporting purposes, federal income tax expenses are recorded as deferred income taxes until net operating loss carryforwards are utilized. Deferred income taxes aggregated 105% of the total income tax expense for fourth quarter 2007.
Full Year 2007 Results
Revenue: Total revenue increased 75% to $677.5 million for the year ended December 31, 2007 from $388.2 million in 2006. This increase was due to a $376.4 million increase in natural gas and crude oil sales and was partially offset by lower revenues in other segments.
Total natural gas and crude oil revenues increased $376.4 million to $477.6 million for the year ended December 31, 2007, compared to $101.2 million in 2006, primarily as a result of an increase in natural gas and crude oil production volumes. Total natural gas production increased 288% to 52.0 Bcf in 2007 compared to 13.4 Bcf in 2006, while crude oil production increased 534% to 2,042 MBbls in 2007 from 322 MBbls in 2006. The increase was due to the NEG acquisition and the success of the 2007 drilling program in the WTO. The average price received for natural gas and crude oil production increased 13% in 2007 to $7.45 per Mcfe compared to $6.60 per Mcfe in 2006, excluding the impact of natural gas and crude oil derivative contracts. Including the realized impact of natural gas and crude oil derivative contracts, the average price received for natural gas and crude oil production was $7.98 per Mcfe for the year ended December 31, 2007 compared to $7.52 per Mcfe for the same period in 2006.
Drilling and services revenue decreased 47% to $73.2 million in 2007 compared to $139.0 million in 2006. The decline in revenues is primarily attributable to an increase in the number of rigs operating on the company’s properties and an increase in ownership interest in the company’s natural gas and crude oil properties. The number of operational rigs owned increased to 26.0 (average for the year ended December 31, 2007) in 2007 compared to 21.9 in 2006, an increase of 19%, and the average daily revenue per rig, after considering the effect of the elimination of intercompany usage, was essentially unchanged at $17,177 per day.
Midstream and marketing revenue decreased $15.1 million, or 12%, with revenues of $107.8 million for the year ended December 31, 2007, as compared to $122.9 million in 2006. The NEG acquisition significantly decreased midstream gas services revenues as more gas was transported for the company’s own account. Prior to the acquisition, transportation, treating and processing of gas for NEG was recorded as midstream gas services revenue.
Other revenue, which is generated primarily by CO2 gathering and sales operations, decreased to $18.9 million in 2007 from $25.0 million in 2006. The decrease was primarily due to the sale of various non-energy related assets during third quarter 2006. Revenues related to these assets are included in the 2006 period prior to their sale in August 2006.
Operating Costs and Expenses: Total operating costs and expenses increased to $490.6 million in 2007, compared to $351.3 million in 2006, primarily due to increases in production-related costs as well as an increase in corporate staff. These increases were partially offset by decreases in costs attributable to drilling and services and midstream and marketing operations as well as increased gains on natural gas and crude oil derivative contracts.
Production expenses increased $71.0 million due to increased production from 2007 drilling activity, the addition of the NEG properties and an increase in lease operating expenses due to an increase in the number of operated wells. Production taxes increased $14.9 million, or 317%, to $19.6 million primarily due to increased gas production as a result of 2007 drilling activity and the addition of the NEG properties in 2006.
Drilling and services and midstream and marketing expenses decreased 55% and 18%, respectively, in 2007 as compared to 2006 primarily because of the increase in the number and working interest ownership of the wells drilled for the company’s own account.
DD&A for natural gas and crude oil properties increased to $173.6 million in 2007 from $26.3 million in 2006. DD&A per Mcfe increased $0.98 to $2.70 from $1.72 in 2006. The increase is primarily attributable to 2007 capital expenditures and the NEG acquisition, which increased depreciable properties by the purchase price plus future development costs and increased production. Production increased 320% to 64.2 Bcfe from 15.3 Bcfe in 2006.
DD&A for other assets consists primarily of depreciation of drilling rigs, natural gas plants and other equipment. The $24.2 million increase in DD&A-other was due primarily to increased investments in rigs, other oilfield services equipment and midstream assets. During 2006 and 2007, capital expenditures for drilling rigs, other oilfield services equipment and midstream assets were $293 million, excluding acquisitions, on a combined basis.
General and administrative expenses increased $6.2 million to $61.8 million during 2007 from $55.6 million in 2006. The increase was principally attributable to a $17.3 million increase in corporate salaries and wages which was due to a significant increase in corporate and support staff. The increase in salaries and wages was partially offset by $4.6 million in capitalized general and administrative expenses in 2007, a $5.5 million decrease due to a legal settlement in 2006 and a $1.6 million decrease in stock compensation expense. Non-cash stock compensation expense was $7.2 million in 2007, compared to $8.8 million in 2006. As part of a severance package for certain executive officers, the Board of Directors approved the acceleration of vesting of certain stock awards resulting in increased compensation expense recognized during 2006. No general and administrative expenses were capitalized in 2006.
For the year ended December 31, 2007, the company recorded a gain of $60.7 million ($26.2 million unrealized gain and $34.5 million realized gain) on natural gas and crude oil derivative contracts compared to a $12.3 million gain ($1.9 million unrealized loss and $14.2 million realized gain) in 2006. Unrealized gains or losses on natural gas and crude oil derivative contracts represent the change in fair value of open derivatives positions during the period. The change in fair value is principally measured based on period-end prices as compared to the prior period-end prices or the contract price for contracts entered into during the period. The unrealized gain recorded during 2007 was attributable to a decrease in average natural gas prices at December 31, 2007 as compared to the average natural gas prices at December 31, 2006 or the various contract dates.
Other Income (Expense): Total other expense increased to $107.1 million for the year ended December 31, 2007 from $15.1 million during 2006. Interest income increased to $5.4 million for 2007, from $1.1 million in 2006. This increase was due to interest income from investment of excess cash after the initial public offering and the repayment of debt. Interest expense, net of capitalized interest of $2.2 million, increased to $117.2 million for 2007, from $16.9 million for 2006. The company capitalized interest of $1.4 million in 2006. This increase was attributable to increased average debt balances.
The minority interest is derived from Cholla Pipeline, LP, Sagebrush Pipeline, LLC and Integra. Minority interest income increased to $0.3 million in 2007 due to increased gas processing at these facilities. The company acquired the remaining minority interest in Integra in fourth quarter 2007.
During the year ended December 31, 2007, the company reported income from equity investments of $4.4 million as compared to $1.0 million in the comparable period in 2006. Approximately $1.9 million of the increase was attributable to income from its operating interest in the Grey Ranch processing plant. Approximately $1.5 million of the increase in income from equity investments was attributable to income from Larclay as all of Larclay’s rigs have now been delivered and all but one rig are operational.
Income Tax Expense (Benefit): The company reported an income tax expense of $29.5 million for the year ended December 31, 2007 as compared to an expense of $6.2 million in 2006. The current period income tax expense represents an effective income tax rate of 37% as compared to 29% in 2006. The lower effective income tax rate in 2006 was attributable to favorable percentage depletion deductions during that period. The company’s 2007 income tax expense was comprised of estimated state income taxes of $0.6 million, representing approximately 2.0% of the company’s income tax expense, and deferred income taxes of $28.9 million, or 98%.
Non-GAAP Financial Measures
Operating cash flow, adjusted EBITDA and adjusted net income available (loss applicable) to common stockholders are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA may be used to compare the company’s operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures of other companies.

The company defines operating cash flow as net cash provided by (used in) operating activities before changes in operating assets and liabilities. It defines EBITDA as net income (loss) before income tax expense (benefit), interest expense, and depreciation, depletion and amortization. Adjusted EBITDA, which is a defined term in the company’s credit agreement, is EBITDA adjusted for various non-cash items (including income from equity investments, minority interest, stock-based compensation, unrealized (gain) loss on derivative contracts, and provision for doubtful accounts).
The first table below reconciles operating cash flow with cash provided by (used in) operating activities from the company’s financial information. The second table presents a reconciliation of net income (loss), the most directly comparable GAAP performance measure, to adjusted EBITDA for each of the periods presented. The third table reconciles cash provided by (used in) operating activities to adjusted EBITDA for the same periods. The fourth table reconciles income available (loss applicable) to common stockholders to adjusted net income available (loss applicable) to common stockholders.
Reconciliation of Cash Provided by (Used In) Operating Activities to Operating Cash Flow

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net cash provided by (used in) operating activities	$117,897	$(151)	$357,453	$67,349
Add (deduct):
Change in operating assets and liabilities	(8,680)	17,771	(61,813)	15,909

Operating cash flow	$109,217	$17,620	$295,640	$83,258

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net income (loss)	$14,230	$(3,306)	$50,221	$15,621
Adjusted for:
Income tax expense (benefit)	8,522	(695)	29,524	6,236
Interest expense	28,555	12,814	117,185	16,904
Depreciation, depletion and amortization — other	16,996	7,199	53,541	29,305
Depreciation, depletion and amortization — natural gas and crude oil	57,692	12,389	173,568	26,321

EBITDA	125,995	28,401	424,039	94,387

Income from equity investments	(973)	(927)	(4,372)	(967)
Minority interest	(597)	15	(276)	296
Interest income	(1,222)	(661)	(5,423)	(1,109)
Stock-based compensation	2,240	636	7,202	8,792
Unrealized (gains) losses on derivative contracts	9,814	3,885	(26,238)	1,878
Provision for doubtful accounts	—	70	—	2,528

Adjusted EBITDA	$135,257	$31,419	$394,932	$105,805

Reconciliation of Cash Provided by (Used In) Operating Activities to Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net cash provided by (used in) operating activities	$117,897	$(151)	$357,453	$67,349
Changes in operating assets and liabilities	(8,680)	17,771	(61,813)	15,909
Interest expense	28,555	12,814	117,185	16,904
Unrealized gains (losses) on derivative contracts	(9,814)	(3,885)	26,238	(1,878)
Other non-cash items	7,299	4,870	(44,131)	7,521

Adjusted EBITDA	$135,257	$31,419	$394,932	$105,805

Reconciliation of Net Income Available (Loss Applicable) to Common Stockholders to Adjusted Net Income Available (Loss Applicable) to Common Stockholders

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Net income available (loss applicable) to common stockholders	$4,916	$(7,273)	$10,333	$11,654
Unrealized (gains) losses on derivative contracts	9,814	3,885	(26,238)	1,878
Effect of income taxes	(3,676)	(675)	9,714	(536)

Adjusted net income available (loss applicable) to common stockholders	$11,054	$(4,063)	$(6,191)	$12,996

Per share — basic	$0.09	$(0.05)	$(0.06)	$0.18

Per share — diluted	$0.09	$(0.05)	$(0.06)	$0.17

Capital Expenditures
During fourth quarter 2007, the company had capital expenditures of $502.3 million, including acquisitions. For fourth quarter 2007, $339.8 million of capital expenditures (excluding acquisitions) were targeted to the exploration and production business with $283.2 million for drilling. Within drilling, $219.3 million was spent in the WTO, $57.3 million in non-WTO properties, and $6.6 million in tertiary recovery projects. The drilling expenditures increased from $250.7 million in third quarter 2007 as the company continued to ramp up drilling, mainly in the WTO. Land and seismic expenditures were $56.6 million in fourth quarter 2007. Drilling and oil field services expenditures were $18.4 million in fourth quarter 2007, a decline from $20.9 million in third quarter 2007. This decline relates to the substantial completion of the build out of the rig fleet. Of the five rigs that are being retrofitted, three have become operational, one is scheduled to be operational in first quarter 2008 and one in second quarter 2008. The company capitalized interest of $0.8 million in fourth quarter 2007, compared to $0.4 million in the same period of 2006.
Midstream expenditures for fourth quarter 2007 were $18.4 million, a decline from $22.3 million in third quarter 2007. The business continues to build pipeline infrastructure and add compression. There were other capital expenditures of $9.1 million during fourth quarter 2007.
For full year 2007, capital expenditures were $1,397.4 million, including acquisitions, which is slightly higher than the company’s previous estimate of $1,375 million. Of the $1,044.0 million of expenditures for the exploration and production business, the drilling expenditures were $808.7 million, while land and seismic were $235.3 million. The WTO received 73% of exploration and production expenditures and 60% of total capital expenditures (excluding acquisitions) during the year. Oil service was $123.2 million, which was related to rig build out and modifications. Midstream was $63.8 million because of the ramp up in drilling and the need for additional gathering pipelines, compression, and debottlenecking the company’s system in the spring and early summer. The company capitalized interest of $2.2 million in 2007, compared to $1.4 million in 2006.

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	(in thousands)		(in thousands)
Exploration and Production
WTO	$219,334	$33,185	$592,844	$105,275
Non-WTO (excluding tertiary)	57,262	15,648	191,973	29,225
Tertiary	6,563	2,884	23,904	10,231

	283,159	51,717	808,721	144,731
Land and Seismic
WTO	35,839	9,421	171,672	9,520
Non-WTO (excluding tertiary)	20,783	16,426	61,059	16,505
Tertiary	1	115	2,501	115

	56,623	25,962	235,232	26,140
Total exploration and development	339,782	77,679	1,043,953	170,871

Drilling and oil field services	18,435	23,299	123,232	89,810
Midstream	18,401	4,289	63,828	16,975
Other — general	9,070	20,043	49,835	28,885

Total capital expenditures, excluding acquisitions	385,688	125,310	1,280,848	306,541

Acquisitions	116,650	990,950	116,650	1,054,075

Total capital expenditures	$502,338	$1,116,260	$1,397,498	$1,360,616

Proved Reserves
Total proved reserves for SandRidge as of December 31, 2007 were 1.516 Tcfe. This was a 19% increase from September 30, 2007 proved reserves of 1.272 Tcfe, and a 51% increase from year-end 2006 proved reserves of 1.002 Tcfe. Approximately 97% of the year-end 2007 proved reserves were prepared by third-party engineers, Netherland, Sewell & Associates and DeGolyer & McNaughton. The fourth quarter 2007 additions came substantially from extensions and discoveries, performance revisions and, to a lesser extent, acquisitions and pricing revisions. Drilling finding costs were $1.39 per Mcfe for the fourth quarter and $1.61 per Mcfe for full year 2007. The all-in finding costs, which include drilling, acquisitions, land, and seismic costs, were $1.69 per Mcfe for fourth quarter 2007 and $1.99 per Mcfe for full year 2007. (Fourth quarter finding costs calculations are not included in the table.) The reserve replacement ratio, based on year-end 2007 production, was 901%. The year-end 2007 estimated future net cash flows from proved reserves, discounted at an annual rate of 10% before income taxes (“PV-10”) was $3.55 billion, an increase of 105% from year-end 2006 of $1.73 billion. The standardized measure of discounted cash flows, which includes the effects of discounted income taxes, at December 31, 2007 and 2006 was $2.72 billion and $1.44 billion, respectively. The calculated weighted average per unit prices for the company’s proved reserves and future net revenues were $6.46 per Mcf for natural gas and $87.47 per barrel for crude oil for 2007 and $5.32 per Mcf for natural gas and $54.62 per barrel for crude oil in 2006. The proved developed percentage was 44% as of year-end 2007 and this compares to 32% at year-end 2006.
Analysis of Changes in Proved Reserves

	Crude Oil	Natural Gas	Combined
	(MBbls)	(Bcf)	(Bcfe)
As of December 31, 2006	25,175	851	1,001.8
Revisions of previous estimates	5,492	319	351.6
Acquisitions of new reserves	53	75	75.5
Extensions and discoveries	7,849	104	151.5
Production	(2,042)	(52)	(64.2)

As of December 31, 2007	36,527	1,297	1,516.2

Reserve Replacement Economics

					3 - Year
	2007	2006		2005	Average
	(in millions except as noted)
Proved reserves (Bcfe)	1,516.2	1,001.8		300.0
% Proved reserve growth	51%	234%		102%
% Proved developed	44%	32%		25%
Annual Production (Bcfe)	64.2	15.3		7.3	28.9
% Production growth	320%	110%		2%	41.4	(1)
Proved reserve life (years)	23.6	19.0	(1)	41.0
PDP reserve life (years)	10.4	7.1	(1)	10.2

Excluding acquisitions
Excluding acquisitions
F&D Reserve additions (Bcfe)	503.2	120.4		69.7	231.1
F&D Costs incurred	$808.7	$133.8		$62.9	$335.1
F&D Costs per Mcfe	$1.61	$1.11		$0.90	$1.45
Drillbit reserve replacement	784%	787%		955%	799%

Including acquisitions
Total reserve additions (Bcfe)	578.7	717.1		158.8	484.9
Total costs incurred	$1,150.6	$1,713.6		$98.5	$987.6
Reserve replacement cost per Mcfe	$1.99	$2.39		$0.62	$2.04
Proved reserve replacement	901%	1,361	%(1)	2,175%	1,171	%(1)

(1)	Based upon pro forma 2006 production of 52.7 Bcfe
Derivative Contracts
SandRidge currently has natural gas price swaps and crude oil swaps and collars in place through second quarter of 2009 (see table below, which sets forth these positions as of February 29, 2008). Current natural gas and crude oil derivative contracts account for 76% of anticipated production for 2008.

					Year	Year
	Quarter Ending				Ending	Ending
	3/31/2008	6/30/2008	9/30/2008	12/31/2008	12/31/2008	12/31/2009
Natural gas swaps:
Volume (Bcf)	15.45	17.90	16.88	15.64	65.87	6.31
Swap	$8.65	$7.69	$8.10	$8.47	$8.21	$8.72
Crude oil derivative contracts:
Swap volume (Mmbbls)	0.20	0.27	0.23	0.23	0.92	0.00
Swap	$95.71	$95.04	$94.33	$93.17	$94.55	NM
Collar volume (Mmbbls)	0.02	0.02	0.03	0.03	0.10	0.00
Ceiling price	$83.35	$83.35	$82.60	$82.60	$82.93	NM
Floor price	$50.00	$50.00	$50.00	$50.00	$50.00	NM
Balance Sheet
During 2007, the company raised equity through a private placement and its initial public offering, with total net proceeds of $1.113 billion. In March, the company raised $318.7 million of capital in a private transaction with various investors and Chairman Tom L. Ward. SandRidge completed its initial public offering in November and raised $794.7 million, which included common shares sold to management and members of the Board of Directors of $110.9 million. During 2007, the total debt (short term and long term) of the company increased $0.8 million. As of December 31, 2007, total debt was $1.068 billion compared to $1.067 billion at year-end 2006. As of December 31, 2007, the company’s cash position was $63.1 million.

2008 Operational Guidance
The table below provides financial guidance for 2008 in terms of production, differentials from NYMEX prices, costs and capital expenditures, excluding any capital expenditures for acquisitions. These represent the company’s best estimates at this time.

Year Ending
December 31, 2008
Production
Natural gas (Bcfe)	82.5
Crude oil (Mmbls)	2.1

Total (Bcfe)	95.0

Differentials
Natural gas	$0.70
Crude oil	4.45

Costs per Mcfe
Lifting	$1.58 - $1.73
Production taxes	0.37 - 0.40
DD&A — oil & gas	2.74 - 3.01
DD&A — other	0.80 - 0.88

Total DD&A	$3.54 - $3.89
G&A — cash	0.82 - 0.90
G&A — stock	0.25 - 0.28

Total G&A	$1.07 - $1.18
Interest expense	$1.18 - $1.30

Corporate tax rate	36%
Deferral rate	95%

Shares outstanding at end of period (in millions)
Common stock	166.6
Preferred stock (converted)	0.0

Fully diluted (1)	166.6

Capital expenditures
Exploration and production	$897
Land and seismic	194

Total exploration and production	$$1,091
Oil field services	52
Midstream and other	107

Total capital expenditures	$1,250

(1)	Assumes conversion of the company’s outstanding convertible preferred stock into 22,279,717 shares of common stock. Beginning in second quarter 2008, the company may convert all outstanding shares of convertible preferred stock at the then current conversion rate subject to the satisfaction of certain conditions.
Conference Call Information
The company will host a conference call to discuss these results on Tuesday, March 4, 2008 at 8:00 am CST. The telephone number to access the conference call from within the U.S. is 800-706-7741 and from outside the U.S. is 617-614-3471. The passcode for the call is 43467903. An audio replay of the call will be available at 11:00 am CST on March 4, 2008 until 11:59 pm CDT on March 18, 2008. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 70763362.
A live audio webcast of the conference call will also be available via SandRidge’s website, http://www.sandridgeenergy.com, under the Investor Relations/ Events and Presentations. The webcast will be archived for replay on the company’s website for 30 days.

Investor/Analyst Meeting
We will be hosting an investor/analyst meeting on Thursday, March 6 at the Grand Hyatt in New York (42nd and Lexington Avenue) starting at 8 am EST to provide investors and analysts with a more in-depth review of the company and its 2008 plans.

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Natural gas and crude oil	$158,056	$54,833	$477,612	$101,252
Drilling and services	16,269	33,336	73,197	139,049
Midstream and marketing	36,634	31,678	107,765	122,896
Other	4,718	5,218	18,878	25,045

Total revenues	215,677	125,065	677,452	388,242
Expenses:
Production	28,485	13,524	106,192	35,149
Production taxes	7,229	2,075	19,557	4,654
Drilling and services	13,276	25,766	44,211	98,436
Midstream and marketing	33,062	29,551	94,253	115,076
Depreciation, depletion and amortization — natural gas and crude oil	57,692	12,389	173,568	26,321
Depreciation, depletion and amortization — other	16,996	7,199	53,541	29,305
General and administrative	15,999	23,610	61,780	55,634
(Gain) loss on derivative contracts	(5,504)	3,885	(60,732)	(12,291)
Gain on sale of assets	(73)	(174)	(1,777)	(1,023)

Total expenses	167,162	117,825	490,593	351,261

Income from operations	48,515	7,240	186,859	36,981

Other income (expense):
Interest income	1,222	661	5,423	1,109
Interest expense	(28,555)	(12,814)	(117,185)	(16,904)
Minority interest	597	(15)	276	(296)
Income from equity investments	973	927	4,372	967

Total other (expense) income	(25,763)	(11,241)	(107,114)	(15,124)

Income (loss) before income tax expense	22,752	(4,001)	79,745	21,857
Income tax expense (benefit)	8,522	(695)	29,524	6,236

Net income (loss)	14,230	(3,306)	50,221	15,621
Preferred stock dividends and accretion	9,314	3,967	39,888	3,967

Income available (loss applicable) to common stockholders	$4,916	$(7,273)	$10,333	$11,654

Basic and diluted income (loss) per share available (applicable) to common stockholders	$0.04	$(0.09)	$0.09	$0.16

Weighted average number of common shares outstanding:
Basic	127,047	79,756	108,828	73,727

Diluted	128,478	79,756	110,041	74,664

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	As of December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$63,135	$38,948
Accounts receivable, net:
Trade	94,741	89,774
Related parties	20,018	5,731
Derivative contracts	21,958	—
Inventories	3,993	2,544
Deferred income taxes	1,820	6,315
Other current assets	20,787	31,494

Total current assets	226,452	174,806
Oil and natural gas properties, using full cost method of accounting
Proved	2,848,531	1,636,832
Unproved	259,610	282,374
Less: accumulated depreciation and depletion	(230,974)	(60,752)

	2,877,167	1,858,454

Other property, plant and equipment, net	460,243	276,264
Derivative contracts	270	—
Investments	7,956	3,584
Restricted deposits	31,660	33,189
Other assets	26,818	42,087

Total assets	$3,630,566	$2,388,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15,350	$26,201
Accounts payable and accrued expenses:
Trade	215,497	129,799
Related parties	395	1,834
Asset retirement obligation	864	—
Derivative contracts	—	958

Total current liabilities	232,106	158,792

Long-term debt	1,052,299	1,040,630
Derivative contracts	—	3,052
Other long-term obligations	16,817	21,219
Asset retirement obligation	57,716	45,216
Deferred income taxes	49,350	24,922

Total liabilities	1,408,288	1,293,831

Commitments and contingencies
Minority interest	4,672	5,092
Redeemable convertible preferred stock, $0.001 par value, 2,625 shares authorized; 2,184 and 2,137 shares issued and outstanding at December 31, 2007 and December 31, 2006	450,715	439,643

Stockholders’ equity:
Preferred stock, $0.001 par value; 47,375 shares authorized; no shares issued and outstanding in 2007 and 2006	—	—
Common stock, $0.001 par value, 400,000 shares authorized; 141,843 issued and 140,391 outstanding at December 31, 2007 and 93,048 issued and 91,604 outstanding at December 31, 2006	140	92
Additional paid-in capital	1,686,113	574,868
Treasury stock, at cost	(18,578)	(17,835)
Retained earnings	99,216	92,693

Total stockholders’ equity	1,766,891	649,818

Total liabilities and stockholders’ equity	$3,630,566	$2,388,384

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$50,221	$15,621
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	—	2,528
Depreciation, depletion and amortization	227,109	55,626
Debt issuance cost amortization	15,998	299
Deferred income taxes	28,923	348
Provision for inventory obsolescence	203	—
Unrealized (gain) loss on derivatives	(26,238)	1,878
Income on sale of assets	(1,777)	(1,023)
Interest income — restricted deposits	(1,354)	(151)
Gain from equity investments, net of distributions	(4,372)	(956)
Stock-based compensation	7,202	8,792
Minority interest	(275)	296
Changes in operating assets and liabilities	61,813	(15,909)

Net cash provided by operating activities	357,453	67,349

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment	(1,280,848)	(306,541)
Acquisitions of assets, net of cash received of $0 and $21,100	(116,650)	(1,054,075)
Proceeds from sale of assets	9,034	19,742
Proceeds from sale of investment	—	2,373
Contributions on equity investments	—	(3,388)
Refunds of restricted deposits	10,328	—
Fundings of restricted deposits	(7,445)	(1,051)
Restricted cash	—	2,373

Net cash used in investing activities	(1,385,581)	(1,340,567)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	1,331,541	1,261,910
Repayments of borrowings	(1,332,219)	(518,870)
Dividends paid – preferred	(33,321)	—
Minority interest contributions (distributions)	(145)	(618)
Proceeds from issuance of common stock	1,114,660	100,776
Proceeds from issuance of redeemable convertible preferred stock	—	439,486
Purchase of treasury shares	(1,661)	(500)
Debt issuance costs	(26,540)	(15,749)

Net cash provided by financing activities	1,052,315	1,266,435

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	24,187	(6,783)
CASH AND CASH EQUIVALENTS, beginning of year	38,948	45,731

CASH AND CASH EQUIVALENTS, end of year	$63,135	$38,948

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of amounts capitalized	$83,802	$15,079
Cash paid for income taxes	2,371	1,599

Supplemental Disclosure of Noncash Investing and Financing Activities:
Redeemable convertible preferred stock dividends, net of dividends paid	$8,956	$—
Insurance premiums financed	1,496	5,023
Accretion on redeemable convertible preferred stock	1,421	157
Common stock issued in connection with acquisitions	—	236,284
Assumption of restricted deposits and notes payable in connection with acquisition	—	313,628

For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
This press release includes “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey the uncertainty of future events or outcomes. The forward-looking statements include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the amount and timing of future development costs and other factors, many of which are beyond our control. We refer you to the discussion of risks in “Risks Related to the Natural Gas and Oil Industry and our Business” under “Risk Factors” in our Prospectus dated January 7, 2008 filed with the Securities and Exchange Commission on January 7, 2008. All of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City with its principal focus on exploration and production. SandRidge also owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name; gas gathering, marketing and processing facilities; and, through its subsidiary, PetroSource Energy Company, CO2 treating and transportation facilities and tertiary oil recovery operations. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas and the Gulf Coast. SandRidge also owns oil and gas properties in the Anadarko shelf of Oklahoma, the Gulf of Mexico and the Piceance Basin of Colorado. The company’s Internet address is www.sandridgeenergy.com.